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                                EXHIBIT 99

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
CBT Corporation
Paducah, Kentucky

We have audited the consolidated balance sheet of CBT Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CBT Corporation and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for securities effective January 1, 1994 to conform with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities".


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Louisville Kentucky
February 3, 1995